UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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BroadVision, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following materials were first used by BroadVision, Inc. on July 26, 2005 in discussing the proposed transaction referred to in the materials below with its employees, customers, investors and partners and BroadVision may use these materials in the future for similar purposes:

Earlier today Bravo announced that the company has entered into a definitive agreement to be acquired by Vector Capital, a San Francisco-based private equity firm with $600 million under management that specializes in buyouts of established technology companies, particularly ones in software markets.

I am writing to provide more information about the acquisition - which, I believe has very positive implications for Bravo customers, partners and employees - and to invite you to contact me with any questions.  You also can expect a call from me soon to discuss further how this positions BroadVision for the future.

The most immediate benefit of the acquisition for our customers, partners and employees is the infusion of capital into Bravo to ensure a strong level of customer service and support and continued strategic investment in R&D going forward.  Vector is committed to rebuilding the health and profitability of our company and they have a track record of doing so with technology companies similar to us.

For example, when Vector acquired Corel Corporation in 2003, the company had a sizeable installed base, proven products and technology and talented employees. But it was losing millions of dollars a year. By focusing the company’s staff and financial investments in the most strategic markets and taking the company private, Vector focused Corel’s operating expenses, launched new products, rejuvenated sales, grew by acquisition and turned a significant loss in 2003 into very strong and growing cash flows from operations in 2004.  Vector has had similar successes with companies such as Niku (recently purchased by Computer Associates), LANDesk (which it acquired from Intel) and Savi Technology.

Vector will bring the same capital, strategic analysis and insight to Bravo, and will work with us to devise new strategies and plans designed to drive long-term success.  With their support and without the costs and distractions associated with being a public company, Bravo will focus on delivering the highest quality software products and the highest level of customer service to support our customers and partners.

We are rededicating ourselves to our customers and partners and intend to build a closer and deeper relationship with them moving forward.  Over the coming weeks and months, you will see a number of changes from us as we continue to turn ourselves into a customer-focused and customer-driven organization.

Given the mission-critical nature of our solutions, we understand that you may view this news cautiously.  I ask only that you be patient in the short term as we transition to our new strategy.

We are very excited about the prospects ahead, and are dedicated to continuing a strong relationship with our customers, partners and the analyst community as we deliver innovative new technologies and solutions designed to help our customers enjoy sustained business success.

I look forward to speaking to you soon.

Sincerely,

Lisa Joy Rosner

Vice President Worldwide Marketing

BroadVision

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, BroadVision intends to file a proxy statement and other relevant materials with the SEC. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF BROADVISION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by BroadVision with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of BroadVision may obtain free copies of the documents filed with the SEC by contacting BroadVision Investor Relations at 650-261-5100 or BroadVision, Inc., 585 Broadway, Redwood City, CA 94063. You may also read and copy any reports, statements and other information filed by BroadVision with the SEC at the SEC public reference room at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

BroadVision and its executive officers and directors may be deemed to be participants in the solicitation of proxies from BroadVision stockholders in favor of the proposed transaction. Certain executive officers and directors of BroadVision have interests in the transaction that may differ from the interests of stockholders generally, including [continuing or new ownership interests in BroadVision’s parent company after the transaction,] acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.